EXHIBIT 99.1

Inuvo, Inc. Reports Fourth Quarter 2012 Revenue of $16.2 Million, a 145% increase from 2011, and Full Year 2012 Revenue of $53.4 million, a 49% increase from 2011

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CONWAY, Ark.--(March 13, 2013) Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet marketing and technology company that develops consumer applications and delivers targeted advertisements onto websites reaching desktop and mobile, today announced its financial results for the fourth quarter and full year ended December 31, 2012.

"The Company had a strong fourth quarter and fiscal year in 2012,” stated Richard Howe, Chairman and Chief Executive Officer of Inuvo.  “Not only did revenue and Adjusted EBITDA increased sequentially and year over year, but the business itself grew 26% organically between Q2 and Q4 following the Vertro acquisition in Q1.  We expect these positive trends to continue into 2013, and we anticipate Q1 2013 revenue to range between $16.2 and $16.5 million.”

In its efforts to become profitable, the Company recently announced the relocation of its headquarters to Conway, Arkansas funded by a $1.75 million dollar grant from the Arkansas Economic Development Commission that, depending on the final terms of exiting the Company’s New York City office lease, is expected to yield monthly operating expense savings of approximately $80 to $120 thousand starting in Q2 2013.  Additionally, the Company continues to expand its Network into mobile and is taking its local.alot.com site, a complement to its ALOT AppBar, Global through an expansion into Europe starting in Q2 2013.

Fourth Quarter 2012 Highlights

●	Net revenue of $16.2 million, increased $9.6 million or 145% compared to the fourth quarter of 2011, and an increase of 5% compared to the third quarter 2012.
●	Gross profit of $8.8 million, increased 366% compared to $1.9 million in the fourth quarter of 2011.
●	Adjusted EBITDA, a non-GAAP measure, increased to $1.0 million compared to negative $226 thousand in the fourth quarter of 2011.
●	Net revenue for the Network segment was $9.5 million and gross profit was $2.8 million, an increase of 44% and 50% from the fourth quarter of 2011, respectively.
●	Net revenue for the Applications segment was $6.8 million and gross profit was $6.0 million compared to $17 thousand net revenue and $16 thousand gross profit in fourth quarter 2011.

Full Year 2012 Highlights

●	Net revenue of $53.4 million, an increase of $17.5 million or 49% compared to 2011.
●	Gross profit of $27.7 million, an increase of $12.7 million or 85% compared to 2011.
●	Adjusted EBITDA, a non-GAAP measure, increased to $2.5 million compared to negative $270 thousand in 2011.

The Company's consolidated financial statements as of December 31, 2012 include the financial results of its Vertro subsidiary from March 2012 forward; prior year periods do not contain financial results of the Vertro subsidiary.  In addition, after combining operations, management has modified the reported operating segments into two segments; Network and Applications, rather than the former three segments; Software Search, Publisher, and Partner Programs.  The Partner Programs segment is absorbed into the other two segments for all periods presented.

Three-month financial results for the period ended December 31, 2012

Net revenues for the three months ended December 31, 2012, were $16.2 million, up 145% compared to the three months ended December 31, 2011. Gross profit increased 366% to $8.8 million in the three months ended December 31, 2012 compared to the same period of 2011.  Growth in the quarter was driven primarily from the Network segment, where revenue increased to $9.5 million, a 44% improvement over the same period in 2011. Net revenue from the Applications segment was $6.8 million, or 42% of total net revenues.

For the quarter ended December 31, 2012, Adjusted EBITDA, a non-GAAP measure, increased to $1.0 million compared to negative $226 thousand in the fourth quarter of 2011.  The Company reported a net loss of approximately $864 thousand, or $0.04 per share loss, for the three months ended December 31, 2012, compared to a net loss of $4.4 million, or $0.44 per share loss, for the corresponding period last year. The current year loss includes a charge of $505 thousand in severance payments to the company’s former CEO.

Financial results for the year ended December 31, 2012

In the year ended December 31, 2012, net revenues increased 49% to $53.4 million compared to the same period in 2011.  Gross profit increased by 85% to $27.7 million in the year ended December 31, 2012 compared to the same period of 2011.  These increases were due primarily to revenue from the Applications segment as a result of the Vertro acquisition in March 2012.  Net revenues from the Applications segment were $24.5 million for the year ended December 31, 2012.

Net revenue from the Network segment was $28.9 million for the year ended December 31, 2012, accounting for 54% of total revenues in the year, had decreased 19% compared to the same period in 2011.  This was primarily the result of reduced transactions within the Company’s owned and operated websites and weak performance from third party affiliates in the first quarter of 2012 which subsequently recovered by the fourth quarter of 2012.

For the year ended December 31, 2012, Adjusted EBITDA, a non-GAAP measure, increased to $2.5 million compared to negative $270 thousand in 2011.  The Company reported a net loss for the year ended December 31, 2012, of $7.0 million, or $0.34 per share, compared to $9.0 million, or $0.96 per share for the same period in 2011.

Balance Sheet as of December 31, 2012

Cash and cash equivalents totaled $3.4 million at December 31, 2012.  As of December 31, 2012, the working capital deficit was $3.5 million compared to $2.0 million on December 31, 2011. Current assets and total assets were $9.9 million and $29.1 million, respectively and current liabilities and total liabilities were $13.4 million and $24.9 million, respectively, as of December 31, 2012 and December 31, 2011.

Conference Call Information
Date: Wednesday, March 13, 2013
Time: 4:30 p.m. EDT
Domestic Dial-in number: 1-877-941-4774
International Dial-in number: 1-480-629-9760
Live webcast: http://public.viavid.com/index.php?id=103735

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days.

A telephone replay will be available through Wednesday March 27, 2013. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 4604646 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV ), an internet marketing and technology company that develops consumer applications that make using the Internet easier and delivers targeted advertisements onto websites owned by partners and the company. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
646-253-0617
wallace.ruiz@inuvo.com
or
Investor Relations
Alliance Advisors, LLC.
Chris Camarra, 212-398-3487
ccamarra@allianceadvisors.net

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash	$3,381,018	$4,413
Restricted cash	301,158	475,586
Accounts receivable, net	5,400,290	5,426,865
Other current assets	854,841	1,430,679
Total current assets	9,937,307	7,337,543
Property and equipment, net	2,110,771	1,590,011
Goodwill	5,760,808	1,776,544
Intangible assets	11,138,330	390,000
Other assets	182,387	2,243
Total assets	$29,129,603	$11,096,341

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Term and credit notes payable – current portion	$1,333,333	$452,000
Accounts payable	10,196,930	6,198,921
Deferred compensation	-	929,428
Accrued expenses and other current liabilities	1,872,722	1,611,831
Current liabilities of discontinued operations	-	160,000
Total current liabilities	13,402,985	9,352,180

Deferred tax liability	4,099,000	-
Term and credit notes payable – long-term	6,488,889	2,454,303
Other long-term liabilities	932,377	300,124
Total liabilities	24,923,251	12,106,607

Total stockholders’ (deficit)equity	4,206,352	(1,010,266)
Total liabilities and stockholders’ (deficit)equity	$29,129,603	$11,096,341

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net revenue	$16,240,387	$6,610,350	$53,362,945	$35,819,996
Cost of revenue	7,445,389	4,725,572	25,635,510	20,831,759
Gross profit	8,794,998	1,884,778	27,727,435	14,988,237
Operating expenses:
Search costs	5,091,407	697,001	18,189,643	7,446,116
Compensation & telemarketing	2,244,595	1,303,432	6,816,013	7,670,869
Selling, general and administrative	2,515,261	1,548,144	9,249,678	5,567,103
Total operating expenses	9,851,263	3,548,577	34,255,334	20,684,088
Operating loss	(1,056,265)	(1,663,799)	(6,527,899)	(5,695,851)
Interest and other expenses, net	164,388	2,712,437	638,198	3,529,780
Loss from continuing operations before taxes	(1,220.653)	(4,376,236)	(7,166,097)	(9,225,631)
Income tax benefit (expense)	397,446	(7,735)	326,779	(7,876)
Net loss from continuing operations	(823,207)	(4,383,971)	(6,839,318)	(9,233,507)
Net income (loss) from discontinued operations	(40,751)	-	(183,527)	257,136
Net loss	$(863,958)	$(4,383,971)	$(7,022,845)	$(8,976,371)

Per common share data:
Basic and diluted:
Net loss from continuing operations	$(0.04)	$(0.44)	$(0.33)	$(0.99)
Net income(loss) from discontinued operations	-	-	(0.01)	0.03
Net loss	$(0.04)	$(0.44)	$(0.34)	$(0.96)

Weighted average shares (Basic and diluted)	23,176,878	10,035,791	21,004,235	9,364,038

By Segment: (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net revenue:
Network	$9,464,101	$6,593,596	$28,892,793	$35,753,243
Applications	6,776,286	16,754	24,470,152	66,753
Total	$16,240,387	$6,610,350	$53,362,945	$35,819,996

Gross profit:
Network	$2,803,707	$1,868,480	$7,129,783	$14,921,984
Applications	5,991,291	16,298	20,597,652	66,253
Total	8,794,998	$1,884,778	$27,727,435	$14,988,237

INUVO, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net loss from continuing operations	$(823,207)	$(4,383,971)	$(6,839,318)	$(9,233,507)
Interest expense, net	164,388	67,443	563,198	330,880
Income tax expense (benefit)	(397,446)	7,735	(326,779)	7,876
Depreciation	698,537	344,308	2,528,299	1,528,811
Amortization	689,343	666,316	4,793,380	2,684,960
Asset impairment	-	2,630,967	-	2,630,967
Indirect costs related to merger	-		436,458
Charge for former CEO	505,000	-	505,000	-
Stock based payments	210,275	441,223	842,752	1,780,287
Adjusted EBITDA	$1,046,890	$(225,979)	$2,502,990	$(269,726)

 Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization, (iv) stock based payments, (v) indirect costs incurred during the merger with Vertro and (vi) the accrual of severance expense related to the departure of the former CEO. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.